                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October  17, 1997





                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

        NORTH CAROLINA                  340-23520               56-1714315
 (State or other jurisdiction      (Commission File No.)     (I.R.S. Employer
     of incorporation)                                    Identification Number)



             4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 300,
                       DURHAM, NORTH CAROLINA 27703-8411
                    (Address of principal executive offices)


                                 (919) 941-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

        In connection with its June 11, 1997 acquisition of Action International Marketing Services Limited and its subsidiaries including Medical Actions Communications Limited, July 2, 1997 acquisition of CerebroVascular Advances, Inc. and August 29, 1997 acquisition of Clindepharm, International (Pty) Limited, which acquisitions were accounted for as poolings of interests, Quintiles Transnational Corp. (the "Company") has restated certain of its historical consolidated financial data and provides the supplemental consolidated financial statements and other materials described below. Upon the filing of the Company's Form 10-Q for the period ended September 30, 1997, the supplemental consolidated financial statements provided herein shall become the historical consolidated financial statements of the Company.

                  Item Description                                        Page
                  ----------------                                        ----

Selected Consolidated Financial Data                                        3

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                   4

Index to Supplemental Consolidated Financial Statements                    14

     Report of Independent Auditors                                        15

     Supplemental Consolidated Statements of Income for each of the three
     years in the period ended December 31, 1996                           16

     Supplemental Consolidated Balance Sheets as of December 31, 1996,
     and 1995                                                              17

     Supplemental Consolidated Statements of Shareholders' Equity for
     each of the three years in the period ended December 31, 1996         18

     Supplemental Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 31, 1996                     19

     Notes to Supplemental Consolidated Financial Statements               20

     Unaudited Condensed Supplemental Consolidated Statements of
     Income for the three months ended June 30, 1997 and 1996 and
     for the six months ended June 30, 1997 and 1996                       35

     Unaudited Condensed Supplemental Consolidated Balance Sheets as of
     June 30, 1997 and December 31, 1996                                   36

     Unaudited Condensed Supplemental Consolidated Statements of Cash
     Flows for the six months ended June 30, 1997 and 1996                 37

     Notes to Unaudited Condensed Supplemental Consolidated
     Financial Statements                                                  38

     Information set forth in this report, including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "believe," or "continue," or the negative thereof or other variations thereof or comparable terminology.

     The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the Company's dependence on certain industries and clients, management of its growth, risks associated with acquisitions, risks relating to contract sales services, competition within the industry, the loss or delay of large contracts, dependence on personnel and government regulation and other considerations described in connection with specific forward looking statements, as well as other risk factors described in the Company's filings with the Securities and Exchange Commission.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and accompanying Notes thereto appearing elsewhere herein.

                                                                                       SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                               ----------------------------------------------------   -------------------
                               1992(1)    1993(1)    1994(1)    1995(1)    1996(1)      1996       1997
                               --------   --------   --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue..................  $103,303   $149,225   $207,022   $337,006   $554,227   $245,141   $374,065
Income from operations.......     9,182     11,758     17,038     26,544     42,436     20,879     40,042
Income before income taxes...     6,773      9,037     16,045     25,361     22,897     20,351     38,986
Net income available for
  common shareholders........     3,498      4,740     10,271     15,349      7,097     12,349     24,342
Net income per share.........  $   0.16   $   0.19   $   0.36   $   0.48   $   0.20   $   0.35   $   0.67
Weighted average shares
  outstanding(2).............    21,313     24,512     28,672     31,894     34,670     34,914     36,485

                                                AS OF DECEMBER 31,
                               ----------------------------------------------------        JUNE 30,
                               1992(1)    1993(1)    1994(1)    1995(1)    1996(1)           1997
                               --------   --------   --------   --------   --------        --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents....  $  6,698   $ 17,241   $ 50,936   $ 85,693   $ 68,730        $106,065
Working capital..............     3,953     18,366     47,642     72,575     99,310         152,657
Total assets.................    75,101    129,593    202,195    343,762    532,577         708,566
Long-term debt including
  current portion............    12,931     21,420     21,954     52,026    182,463         182,406
Shareholders' equity.........  $ 24,936   $ 41,979   $ 89,015   $165,182   $150,545        $318,936
Employees....................     1,409      1,953      2,650      4,435      7,513           8,500

---------------

(1) Prior to the Company's November 29, 1996 share exchange with Innovex Limited ("Innovex"), Innovex had a fiscal year end of March 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented above for 1992 through 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented above for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.
(2) Restated to reflect a two-for-one stock split of the Company's Common Stock effected as a 100% stock dividend on November 27, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1996

OVERVIEW

     Quintiles Transnational Corp. ("Quintiles" or "the Company") is a leading provider of full-service contract research, sales and marketing services to the global pharmaceutical, biotechnology and medical device industries. Additionally, the Company supports the developing information needs of the broader healthcare industry by providing health economics and healthcare policy consulting and disease and health information management services.

     Since its inception in 1982, the Company has followed a focused strategy of expanding the scope of its services and geographic presence to support the worldwide needs of its client base. Through internal expansion and strategic acquisitions, the Company has broadened its array of services, created new opportunities for growth and enhanced its management team and scientific and technical operating staff. Specifically:

    - On February 15, 1996, the Company acquired PMC Contract Research AB ("PMC"), a contract research organization ("CRO") located in Uppsala, Sweden. The Company acquired PMC for approximately 273,000 shares of the Company's Common Stock. Additionally, approximately $1.3 million in cash was paid to a dissenting shareholder. The acquisition of PMC was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1996 were previously restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1996 were not materially different from that previously reported by the Company, and thus have not been restated.

    - On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting firm, headquartered in Fairfax, VA, and formed a new subsidiary of the Company, The Lewin Group Inc. ("Lewin"). In connection with this transaction, the Company paid approximately $30.0 million in cash for the operating assets of Lewin and issued options to Lewin's management team and key staff to purchase 203,717 shares of the Company's Common Stock. This acquisition was accounted for as a purchase.

    - In August 1996, the Company began construction of a new 171,000 square foot facility in Bathgate, Scotland, for formulation, manufacturing, packaging and distribution of clinical trial drugs. The Bathgate facility, which was completed in September 1997, is anticipated to house 300 employees and will also include a data management center.

    - On November 22, 1996, the Company acquired BRI International, Inc. ("BRI"), a leading international contract research firm, headquartered in Arlington, VA, specializing in medical device development and regulatory compliance consulting. The Company exchanged 1,614,862 shares of its Common Stock for all of BRI's outstanding shares of capital stock and exchanged options exercisable for 336,112 shares of the Company's Common Stock. The Company recognized in the fourth quarter of 1996 approximately $2.5 million in non-recurring transaction costs and approximately $2.3 million in non-recurring restructuring costs related to the transaction. The acquisition was accounted for as a pooling of interests, and accordingly, the Company previously restated all historical financial data to include the historical financial data of BRI.

    - On November 29, 1996, the Company effected a share exchange with Innovex Limited ("Innovex"), an international contract services organization headquartered in Marlow, U.K., specializing in the sales and marketing of drugs for the pharmaceutical industry. In the Innovex transaction, which was accounted for as a pooling of interests, the Company acquired 100% of the outstanding shares of Innovex in exchange for 9,214,239 shares of the Company's Common Stock and exchanged 786,226 options to purchase shares of the Company's Common Stock for Innovex stock options. Subsequently, the Company retired approximately $56.8 million of Innovex obliga-tions. In the fourth quarter of 1996, related to the Innovex transaction, the Company recognized approximately $14.5 million in non-recurring transaction costs and approximately $8.5 million in non-recurring restructuring costs. In addition, Innovex had previously recognized approximately $2.4 million and $2.3 million, respectively, in non-recurring restructuring and special pension costs in the quarter ended March 31, 1996. The Company previously restated all historical financial data to include Innovex historical financial data in accordance with pooling of interests accounting.

    - On June 11, 1997, the Company acquired Action International Marketing Services Limited and its subsidiaries including Medical Actions Communications Limited (collectively "MAC"), a leading international strategic medical communications consultancy. The Company acquired all of the stock of MAC for 565,697 shares of the Company's Common Stock. The Company also granted stock options exercisable for 62,850 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of MAC.

    - On July 2, 1997, the Company acquired CerebroVascular Advances, Inc. ("CVA"), a CRO based in San Antonio, Texas that is a leader in stroke clinical trials. The Company exchanged 233,968 shares of its Common Stock for all of CVA's outstanding shares of capital stock and exchanged options exercisable for 17,019 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company restated all historical financial data to include the historical financial data of CVA.

    - On August 29, 1997, the Company acquired Clindepharm International (Pty) Limited ("Clindepharm") in exchange for 238,983 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Clindepharm since its inception in 1996.

     In addition to the above transactions, the Company has completed other transactions since January 1, 1997, all of which are immaterial to the Company's financial statements.

     To facilitate the integration of its acquisitions, capitalize on the synergies each acquisition provides and manage its internal growth, the Company is organized into three service groups which work closely together to provide the Company's services on an integrated basis. The Contract Research Service Group includes clinical trial studies, clinical data management and biostatistical analysis, laboratory services, formulation and packaging of clinical trial drugs, pre-clinical services, regulatory affairs and medical device consulting services. The Innovex Service Group includes perimarketing clinical trial studies in Phases IIIb and IV, as well as the Company's pharmaceutical sales and marketing services. The Lewin-Benefit Service Group encompasses the Company's health economics and healthcare policy consulting and disease and health information management services.

CONTRACT REVENUE

     Most of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. Generally, a portion of the contract fee is paid at the time the project is initiated with performance-based installments payable over the contract duration. Most contracts are terminable upon 15-90 days' notice by the client, and typically provide for termination or winding down fees. Also, some client contracts call for the client to reimburse the Company at cost for certain items such as investigator payments and travel. These reimbursed costs are deducted from professional fee income in calculating net revenue. The Company recognizes net revenue from its contracts on a percentage-of-completion or per diem basis as work is performed. Consistent with prior years' practice, the Company considers net revenue its primary measure of revenue growth.

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Prior to the Company's November 29, 1996 share exchange with Innovex, Innovex had a fiscal year end of March 31, and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented for 1992 through 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.

     Net revenue for the year ended December 31, 1996 was $554.2 million, an increase of $217.2 million or 64.5% over fiscal 1995 net revenue of $337.0 million. In general, growth occurred across each of the Company's three geographic regions and within each contract service sector. Factors contributing to both the regional and service growth include the provision of increased services rendered under existing contracts, the initiation of services under contracts awarded subsequent to January 1, 1996 and the Company's acquisitions (excluding BRI and Innovex) completed during 1996 and 1995 which contributed approximately $44.8 million in 1996 versus $11.7 million in 1995. Without these acquisitions, the Company's 1996 net revenue increased by $184.1 million or 56.6% over comparable 1995 net revenue. As a result of the Company's broad range of contract service offerings, one client accounted for 11.5% of the Company's 1996 net revenue.

     Direct costs, which include compensation and related fringe benefits for billable employees and any other expenses directly related to contracts which are not included as reimbursed costs, were $279.0 million or 50.3% of 1996 net revenue versus $171.6 million or 50.9% of 1995 net revenue. The decrease in direct costs as a percentage of net revenue is primarily attributable to efficiency realized through the use of information technology in the Company's provision of services related to global, long-term contracts, offset by increased costs attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

     General and administrative expense, which includes compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, was $192.2 million or 34.7% of 1996 net revenue versus $116.9 million or 34.7% of 1995 net revenue. The $75.2 million growth in general and administrative expense is primarily due to an increase in personnel, facilities and locations, business development and marketing activities, and outside services brought on by the Company's growth.

     Depreciation and amortization was $25.2 million or 4.5% of 1996 net revenue versus $17.2 million or 5.1% of 1995 net revenue.

     Income from operations was $42.4 million or 7.7% of 1996 net revenue versus $26.5 million or 7.9% of 1995 net revenue. Net of non-recurring costs, income from operations was $57.9 million or 10.4% of 1996 net revenue versus $31.2 million or 9.3% of 1995 net revenue. During the quarter ended March 31, 1996, Innovex recognized two non-recurring charges: a $2.4 million expense for an Innovex internal reorganization and a related $2.3 million special pension contribution. Accordingly, the Company's pooled, consolidated financial results include such charges, totalling $4.7 million, in both the fiscal years ended December 31, 1996 and 1995. In the fourth quarter of 1996, the Company recognized approximately $10.7 million in non-recurring restructuring costs related to the BRI and Innovex transactions.

     Other expense increased to $19.5 million in 1996 from $1.2 million in 1995. Other expense includes approximately $17.1 million of non-recurring acquisition transaction costs for the year ended December 31, 1996, most of which were not deductible for tax purposes. Net of such non-recurring transaction costs, other expense was $2.4 million for 1996 and $1.2 million in 1995. This increase of approximately

$1.2 million was primarily due to an increase of interest and miscellaneous expense of $5.8 million which was offset by an increase in interest income of approximately $4.5 million.

     The effective tax rate for 1996 was 61.2% versus a 36.6% rate in 1995. The increase in the 1996 effective tax rate was primarily attributable to the non-tax deductible, non-recurring acquisition transaction costs incurred and a portion of the non-recurring costs relating to the Innovex internal reorganization prior to its pooling of interests with the Company. The lack of tax relief for the Innovex internal reorganization costs is reflected in both the effective tax rates for 1996 and 1995. The effective tax rate for 1996 was 33.9% versus a 34.6% rate in 1995 excluding the non-recurring costs. The Company's effective tax rate may vary as profits in locations with different tax rates change. See "-- Taxes".

     YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Net revenue for 1995 was $337.0 million versus $207.0 million in 1994, an increase of $130.0 million or 62.8%. In general, the growth occurred across each of the Company's three geographic regions. The growth can be attributed primarily to the increase in services rendered under existing contracts and the initiation of services under new contract work awarded in 1995. Excluding fiscal 1995 acquisitions, which contributed net revenue of approximately $11.7 million in that year, the Company's net revenue was $325.3 million, which represented growth of $118.3 million or 57.1% over 1994.

     Direct costs, which include compensation and related fringe benefits for billable employees and any other expenses directly related to contracts which are not included as reimbursed costs, were $171.6 million or 50.9% of 1995 net revenue versus $103.3 million or 49.9% of 1994 net revenue. The increase in direct costs as a percentage of net revenue is due primarily to costs attributable to the increasing net revenue from sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to revenue than contract research services, the establishment of start-up operations and direct costs associated with the operational integration of the Company's acquisitions in 1995.

     General and administrative expense, which includes compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, was $116.9 million or 34.7% of 1995 net revenue versus $76.2 million or 36.8% of 1994 net revenue. The $40.8 million growth in general and administrative expense is primarily due to an increase in personnel, facilities and locations, business development and marketing activities, information technology investments and the use of outside services brought on by the Company's growth and operation as a publicly-held company.

     Depreciation and amortization was $17.2 million or 5.1% of 1995 net revenue versus $10.5 million or 5.1% of 1994 net revenue.

     Income from operations was $26.5 million or 7.9% of net revenue in 1995 versus $17.0 million or 8.2% of net revenue in 1994. The decrease as a percentage of net revenue was due to the recognition of two non-recurring charges: Innovex recorded a $2.4 million expense related to an internal reorganization and a $2.3 million expense related to a special pension contribution. Excluding these costs, income from operations would have been approximately $31.2 million or 9.3% of 1995 net revenue.

     Other expense increased to $1.2 million in 1995 from $1.0 million in 1994. Net of a 1994 one-time gain of approximately $460,000, other expense decreased approximately $270,000. This decrease is primarily attributable to an increase in interest income and other income of approximately $1.7 million, offset by an increase in interest expense of $970,000 and $475,000 in non-recurring acquisition transaction costs expensed by the Company in 1995, most of which were not tax-deductible.

     The effective tax rate for 1995 was 36.6% versus a 33.5% rate in 1994. The increase in the 1995 effective tax rate was primarily attributable to the non-tax deductible nature of some of the non-recurring costs relating to the internal reorganization, some of the foreign operating losses and some of the acquisition transaction costs incurred. The Company's effective tax rate may vary as profits in locations with different tax rates change. See "-- Taxes".

LIQUIDITY AND CAPITAL RESOURCES

     Cash flows generated from operations were $32.7 million in 1996 versus $35.8 million and $19.2 million in 1995 and 1994, respectively. Investing activities in 1996 were $144.9 million, versus $38.3 million and $14.7 million in 1995 and 1994, respectively. The change in the amount of cash used in investing activities is primarily due to the investment of the Company's net proceeds from the May 1996 private placement of its 4.25% Convertible Subordinated Notes due May 31, 2000 and its October 1995 equity offering. Such proceeds were used as follows: $62.7 million was invested in investment-grade, interest-bearing securities with maturities of greater than 90 days; $11.4 million was used for the payment of non-recurring transaction costs in connection with business combinations described above; $35.1 million was used for acquisitions; and $56.8 million was used to retire Innovex obligations assumed in the share exchange with Innovex. Approximately $45.2 million of the Innovex obligations was related to debt incurred for the recapitalization of Innovex in April 1996. Capital asset purchases required $39.7 million in 1996 versus $26.0 million and $16.5 million in 1995 and 1994, respectively. Capital asset expenditures in 1996 included approximately $5.0 million related to the Company's purchase of land and commencement of construction of a facility in Bathgate, Scotland. The remaining capital expenditures were predominantly incurred in connection with the expansion of existing operations, the enhancement of information technology capabilities and the opening of new offices.

     Total working capital was $99.3 million at December 31, 1996 compared to $72.6 million at December 31, 1995. Total accounts receivable and unbilled services increased 70.5% to $183.2 million at December 31, 1996 from $107.2 million at December 31, 1995, as a result of the growth in net revenue. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, was 48 and 47 days at December 31, 1996 and December 31, 1995, respectively.

     In August 1996, the Company began construction of a 171,000 square foot facility in Bathgate, Scotland, which has been completed in 1997. As of December 31, 1996, the Company had spent approximately U.K. L3.0 million (approximately $5.0 million) relating to the acquisition of land and construction of the Bathgate facility.

     In November 1996, in conjunction with the Company's share exchange with Innovex, the Company assumed the following commitments:

      - During 1993, Innovex acquired Clinical Research Foundation, an international contract research organization, for total consideration of approximately Deutche Marks (DM) 30.0 million, of which a final payment of approximately DM 6.6 million (approximately $4.0 million) was due from the Company in April 1997 and has been satisfied.

      - In August 1996, Innovex acquired Eminent, a Spanish contract sales and marketing services firm. An initial payment of 100 Spanish Pesetas million was made in August 1996. A remaining amount of up to 700 Spanish Pesetas million (approximately $5.0 million) would be due over the next three years if certain performance measures are met.

     During 1995, the Company acquired a drug development facility in Edinburgh, Scotland. Related to this acquisition, the Company entered into a purchase commitment valued at U.K. L13.0 million (approximately $21.8 million) with payment due in December 1999. The Company has hedged this commitment by purchasing forward contracts. The Company's forward contracts mature on December 29, 1999, and as of December 31, 1996, the Company had committed to purchasing approximately U.K. L600,000 (approximately $852,000) under such contracts.

     The Company has available to it a U.K. L15.0 million unsecured line of credit with a U.K. bank and a U.K. L5.0 million secured overdraft facility with a second U.K. bank. During 1996, the Company also had available a $4.0 million secured line of credit with a U.S. bank and a $15.0 million unsecured line of credit with a second U.S. bank, each of which expired in accordance with its terms during the six months ended June 30, 1997. At December 31, 1996, the Company had U.K. L5.7 million and $19.0 million available under these credit agreements.

     All foreign currency denominated amounts due, subsequent to December 31, 1996, have been translated using the Wednesday, January 29, 1997 foreign exchange rate as published in the January 30, 1997 edition of the Wall Street Journal.

     The Company's primary cash needs on both a short-term and long-term basis are for working capital, geographic expansion, addition of new services, potential acquisitions, general corporate purposes and capital expenditures. On March 12, 1997, the Company completed a public offering of 5,520,000 shares of its Common Stock, 1,415,000 of which were sold by the Company. The Company is using the net proceeds from the sale of the shares of common stock offered by the Company for the replenishment of working capital following the Company's repayment in November 1996 of approximately $56.8 million of obligations assumed in the share exchange with Innovex. The Company is using this working capital and the remaining proceeds for geographic expansion, addition of new services, potential acquisitions, general corporate purposes and capital expenditures, including approximately $23.4 million to complete construction of the Company's 171,000 square foot clinical trial drug formulation, manufacturing, packaging and distribution facility in Bathgate, Scotland.

     Based on its current operating plan, the Company believes that its available cash and cash equivalents (including the net proceeds from the common stock offering), together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company continually is evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing to facilitate possible acquisitions or expansion.

FOREIGN CURRENCY

     Approximately 57.0%, 60.1% and 58.6% of the Company's net revenue for the years ended December 31, 1996, 1995, and 1994, respectively, were derived from the Company's operations outside the United States. The Company's financial statements are denominated in U.S. dollars, and accordingly, changes in the exchange rate between foreign currencies and the U.S. dollar will affect the translation of such subsidiaries' financial results into U.S. dollars for purposes of reporting the Company's consolidated financial results.

     The Company may be subject to foreign currency transaction risks when the Company's service contracts are denominated in a currency other than the currency in which the Company incurs expenses related to such contracts. The Company limits its foreign currency transaction risks through exchange rate collars stated in its contracts with clients or the Company hedges the transaction risk with foreign exchange contracts or options. The Company recognizes changes in value in income only when contracts are settled or options are exercised. There were no open foreign exchange contracts or options relating to service contracts at December 31, 1996.

TAXES

     Since the Company conducts operations on a global basis, the Company's effective tax rate has depended and will continue to depend on the amount of profits in locations with varying tax rates. The Company's results of operations will be impacted by changes in the tax rates of the various jurisdictions and by changes in any applicable tax treaties. In particular, as the portion of the Company's non-U.S. business increases, the Company's effective tax rate may vary significantly from period to period. The Company's effective tax rate may also depend upon the extent to which the Company is allowed (and is able to use under applicable limitations) United States foreign tax credits in respect of taxes paid on its foreign operations.

INFLATION

     The Company believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FASB 128"), which is required to be adopted on December 31, 1997. At the time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and other common stock equivalents will be excluded. Under FASB 128, the basic earnings per share would have been $0.21, $0.50 and $0.36 for 1996, 1995 and 1994, respectively. The impact of FASB 128 on the calculation of dilutive earnings per share for 1996, 1995 and 1994 is not expected to be material.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter 1998 and will provide the financial statements disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998 resulting in additional segment disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     SIX MONTHS ENDED JUNE 30, 1997

  RESULTS OF OPERATIONS

     THREE MONTHS ENDED JUNE 30, 1997 COMPARED WITH
     THREE MONTHS ENDED JUNE 30, 1996

     Net revenue increased 47.9% to $194.2 million for the second quarter of 1997, as compared to $131.3 million for the second quarter of 1996. In general, growth occurred across each of the Company's three geographic regions. Factors contributing to this growth include the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the second quarter of 1996.

     Direct costs, which include compensation and related fringe benefits for billable employees and any other expenses directly related to contracts, increased 56.1% to $100.7 million for the quarter ended June 30, 1997 from $64.5 million for the quarter ended June 30, 1996. Direct costs, as a percentage of net revenue, were 51.8% for the second quarter of 1997 versus 49.1% for the second quarter of 1996. The increase is primarily due to direct costs for sales and marketing services as a percentage of net revenue being higher than direct costs for the contract research services as a percentage of net revenue. Sales and marketing services represent a larger proportion of the total net revenues for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996.

     General and administrative expense, which includes compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, increased 32.2% to $63.6 million from $48.1 million for the quarters ended June 30, 1997 and 1996, respectively. General and administrative expense, as a percentage of net revenue was 32.8% for the second quarter of 1997 versus 36.6% for the second quarter of 1996. The decrease is primarily due to a proportionately greater increase in sales and marketing services during the second quarter of 1997 as compared to the second quarter of 1996. Generally, lower overheads are associated with sales and marketing services.

     Depreciation and amortization increased to $8.8 million for the second quarter of 1997 from $5.8 million for the second quarter of 1996.

     Income from operations was $21.1 million or 10.9% of net revenue for the second quarter of 1997 versus $12.9 million or 9.8% of net revenue for the second quarter of 1996.

     Other expense decreased 60.7% to $333,000 for the second quarter of 1997 from $848,000 for the second quarter of 1996. Net interest expense decreased approximately $1.1 million due to a decrease in interest expense of approximately $539,000 and an increase in interest income of approximately $573,000. Offsetting these amounts were approximately $800,000 in acquisition costs in the second quarter of 1997 which are non-deductible for tax purposes.

     Income taxes, as a percentage of income before income taxes, increased to 38.1% for the second quarter of 1997 versus 33.0% for the second quarter of 1996. This increase is primarily due to an increase in profits in locations with higher tax rates and the non-deductible acquisition costs that were incurred during the second quarter of 1997.

     Net income available to common shareholders increased to $12.9 million for the second quarter of 1997 from $7.6 million for the second quarter of 1996.

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH
     SIX MONTHS ENDED JUNE 30, 1996

     Net revenue increased 52.6% to $374.1 million for the six months of 1997, as compared to $245.1 million for the first six months of 1996. In general, growth occurred across each of the Company's three geographic regions. Factors contributing to this growth include the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the first six months of 1996.

     Direct costs, which include compensation and related fringe benefits for billable employees and any other expenses directly related to contracts, increased 57.2% to $192.7 million for the six months ended June 30, 1997 from $122.6 million for the six months ended June 30, 1996. Direct costs, as a percentage of net revenue, were 51.5% for the first six months of 1997 versus 50.0% for the six months of 1996. This increase is primarily due to direct costs for sales and marketing services as a percentage of net revenue being higher than direct costs for contract research services as a percentage of net revenue. The sales and marketing services represent a larger proportion of the total net revenues for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996.

     General and administrative expense, which includes compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, increased 45.2% to $124.5 million from $85.7 million for the six months ended June 30, 1997 and 1996, respectively. General and administrative expense, as a percentage of net revenue, decreased to 33.3% for the first six months of 1997 from 35.0% for the first six months of 1996. The decrease is primarily due to a proportionately greater increase in sales and marketing services during the first six months of 1997 as compared to the first six months of 1996. Generally, lower overheads are associated with sales and marketing services.

     Depreciation and amortization increased to $16.9 million for the first six months of 1997 from $11.2 million for the first six months of 1996.

     Income from operations was $40.0 million or 10.7% of net revenue for the first six months of 1997 versus $20.9 million or 8.5% of net revenue for the second quarter of 1996. Excluding non-recurring costs, income from operations was $25.6 million or 10.4% of net revenue for the first six months of 1996. During the first six months of 1996, two non-recurring charges were recognized: a $2.4 million expense for an Innovex Limited internal reorganization and a related $2.3 million special pension contribution.

     Other expense was $1.1 million for the first six months of 1997 as compared to $528,000 for the first six months of 1996. The net increase is primarily due to $800,000 of acquisition costs incurred in the first six months of 1997 as compared to $30,000 in the first six months of 1996, both of which are non-deductible for tax purposes. Offsetting these amounts is an increase of approximately $167,000 of net interest income.

     Income taxes, as a percentage of income before income taxes, increased to 37.6% for the first six months of 1997 versus 35.7% for the first six months of 1996. This increase is primarily due to an increase in profits in locations with higher tax rates and the non-deductible acquisition costs that were incurred during the second quarter of 1997.

     Net income available to common shareholders increased to $24.3 million for the first six months of 1997 from $12.3 million for the first six months of 1996. Excluding non-recurring costs, net income available to common shareholders was $15.9 million for the first six months of 1996.

  LIQUIDITY AND CAPITAL RESOURCES

     Cash inflows from operations were $21.3 million for the six months ended June 30, 1997 versus $1.4 million for the comparable period of 1996. Investing activities, for the six months ended June 30, 1997, consisted primarily of capital asset purchases, acquisitions, investment security purchases and maturities and payment of non-recurring transaction costs accrued in 1996. These investing activities required an outlay of cash of $53.0 million for the first six months of 1997 compared to an outlay of $90.9 million for investing activities during the same period in 1996.

     As of June 30, 1997, total working capital was $152.7 million versus $99.3 million as of December 31, 1996. Net receivables from clients (accounts receivable and unbilled services net of unearned income) increased to $117.7 million at June 30, 1997 as compared to $104.3 million at the end of 1996.

     On March 12, 1997, the Company closed a public offering of 5,520,000 shares of its Common Stock at a price to the public of $62.875 per share. Of the 5,520,000 shares sold, 1,415,000 shares were sold by the Company and 4,105,000 shares were sold by selling shareholders. Net proceeds to the Company amounted to approximately $84.6 million.

     The Company has a L15.0 million (approximately $25.0 million) unsecured line of credit with a U.K. bank and a L5.0 million (approximately $8.3 million) secured overdraft facility with a second U.K. bank. At June 30, 1997, the Company had L18.5 million (approximately $30.8 million) available under these arrangements. A $4.0 million secured line of credit with a U.S. bank and a $15.0 million unsecured line of credit with a second U.S. bank expired in accordance with their terms during the six months ended June 30, 1997.

     The Company's primary cash needs on both a short-term basis and a long-term basis are for working capital, geographic expansion, addition of new services, potential acquisitions, general corporate purposes and capital expenditures. Based on its current operating plan, the Company believes that its available cash and cash equivalents as of June 30, 1997, together with cash flow from operations and borrowings under its line of credit agreements, will be sufficient to meet its foreseeable cash needs.

     As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company continually is evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing to facilitate possible acquisitions or expansion.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, FASB issued Statement No. 128, "Earnings per Share" ("FASB 128"), which is required to be adopted in December 1997. Upon adoption, the Company will be required to change its method of computing, presenting and disclosing earnings per share information, as well as, restating all prior periods presented. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in basic earnings per share for the three and six months ended June 30, 1997 and 1996. Under FASB 128, the basic earnings per share would have been $0.35 and $0.23 for the three months ended June 30, 1997 and 1996, respectively and $0.68 and $0.37 for the six months ended June 30, 1997 and 1996, respectively. The impact of FASB 128 on the calculation of fully diluted earnings per share for these periods is not expected to be material.

     In June 1997, FASB issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter of 1998 and will provide the financial statements disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     In June 1997, FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998 resulting in additional segment disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................    15

Supplemental Consolidated Statements of Income for Each of
  the Three Years in the Period Ended December 31, 1996.....    16

Supplemental Consolidated Balance Sheets as of December 31,
  1996 and 1995.............................................    17

Supplemental Consolidated Statements of Shareholders' Equity
  for Each of the Three Years in the Period Ended December
  31, 1996..................................................    18

Supplemental Consolidated Statements of Cash Flows for Each
  of the Three Years in the Period Ended December 31, 1996..    19

Notes to Supplemental Consolidated Financial Statements.....    20


Condensed Supplemental Consolidated Statements of Income
  (unaudited) for the Three Months Ended June 30, 1997 and
  1996 and the Six Months Ended June 30, 1997 and 1996......    35

Condensed Supplemental Consolidated Balance Sheets as of
  June 30, 1997 (unaudited) and December 31, 1997...........    36

Condensed Supplemental Consolidated Statements of Cash Flows
  (unaudited) for the Six Months Ended June 30, 1997 and
  1996......................................................    37

Notes to Condensed Supplemental Consolidated Financial
  Statements (unaudited)....................................    38

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Quintiles Transnational Corp.

     We have audited the supplemental consolidated balance sheets of Quintiles Transnational Corp. (formed as a result of the consolidation of Quintiles Transnational Corp. and the companies identified in Note 3 to the supplemental consolidated financial statements) as of December 31, 1996 and 1995 and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of Quintiles Transnational Corp. and the companies identified in
Note 3, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Quintiles Transnational Corp. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the 1995 and 1994 consolidated financial statements of BRI International, Inc. and Innovex Limited, each of which was combined with the Company in 1996 in transactions accounted for as poolings of interests. Total assets of the two businesses represent 33% of the consolidated assets for 1995, and total revenues constituted 41% of consolidated revenue for 1995 and 1994. Those statements were audited by other auditors whose reports have been provided to us, and our opinion, insofar as it relates to amounts included for BRI International, Inc., and Innovex Limited for 1995 and 1994, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintiles Transnational Corp. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of the companies identified in Note 3 to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
October 14, 1997

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        1996          1995          1994
                                                      --------      --------      --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Professional fee income.............................  $642,697      $412,925      $259,032
  Less reimbursed costs.............................    88,470        75,919        52,010
                                                      --------      --------      --------
Net revenue.........................................   554,227       337,006       207,022
Costs and expenses:
  Direct............................................   278,981       171,571       103,333
  General and administrative........................   192,184       116,948        76,151
  Depreciation and amortization.....................    25,195        17,241        10,500
  Non-recurring costs:
     Restructuring..................................    13,102         2,373            --
     Special pension contribution...................     2,329         2,329            --
                                                      --------      --------      --------
                                                       511,791       310,462       189,984
                                                      --------      --------      --------
Income from operations..............................    42,436        26,544        17,038
Other income (expense):
  Interest income...................................     7,089         2,548         1,276
  Interest expense..................................    (9,526)       (3,765)       (2,795)
  Non-recurring transaction costs...................   (17,118)           --            --
  Other.............................................        16            34           526
                                                      --------      --------      --------
                                                       (19,539)       (1,183)         (993)
                                                      --------      --------      --------
Income before income taxes..........................    22,897        25,361        16,045
Income taxes........................................    14,015         9,293         5,374
                                                      --------      --------      --------
Net income..........................................     8,882        16,068        10,671
Non-equity dividend.................................    (1,785)         (719)         (400)
                                                      --------      --------      --------
Net income available for common shareholders........  $  7,097      $ 15,349      $ 10,271
                                                      ========      ========      ========
Net income per share................................  $   0.20      $   0.48      $   0.36
                                                      ========      ========      ========
Weighted average shares outstanding.................    34,670        31,894        28,672
                                                      ========      ========      ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 68,730   $ 85,693
  Accounts receivable and unbilled services.................   183,288    107,525
  Investments...............................................    37,623         --
  Prepaid expenses and other current assets.................    12,868     11,355
                                                              --------   --------
          Total current assets..............................   302,509    204,573
Property and equipment:
  Land, buildings and leasehold improvements................    50,187     41,537
  Equipment and software....................................    68,708     47,360
  Furniture and fixtures....................................    31,275     15,124
  Motor vehicles............................................    30,353     20,023
                                                              --------   --------
                                                               180,523    124,044
  Less accumulated depreciation.............................    55,289     35,921
                                                              --------   --------
                                                               125,234     88,123
Intangible and other assets:
  Intangibles...............................................    68,595     47,971
  Investments...............................................    25,083         --
  Deposits and other assets.................................    11,156      3,095
                                                              --------   --------
                                                               104,834     51,066
                                                              --------   --------
          Total assets......................................  $532,577   $343,762
                                                              ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit...........................................  $  9,048   $  8,667
  Accounts payable..........................................    36,074     19,217
  Accrued expenses..........................................    54,392     35,894
  Unearned income...........................................    78,962     43,710
  Income taxes payable......................................     4,978      3,642
  Current portion of obligations held under capital
     leases.................................................    11,816      7,403
  Current portion of long-term debt.........................     1,897      8,021
  Other current liabilities.................................     6,032      5,444
                                                              --------   --------
          Total current liabilities.........................   203,199    131,998
Long-term liabilities:
  Obligations held under capital leases, less current
     portion................................................     5,465      3,379
  Long-term debt and obligation, less current portion.......   163,285     33,223
  Deferred income taxes.....................................     4,747      3,491
  Other liabilities.........................................     5,336      6,489
                                                              --------   --------
                                                               178,833     46,582
                                                              --------   --------
          Total liabilities.................................   382,032    178,580
Commitments and contingencies
Shareholders' Equity:
  Preferred Stock, none issued and outstanding..............        --         --
  Common Stock and additional paid-in capital, 34,188,610
     and 33,015,916 shares issued and outstanding in 1996
     and 1995, respectively.................................   139,710    132,611
  Retained earnings.........................................    11,513     32,512
  Other equity..............................................      (678)        59
                                                              --------   --------
          Total shareholders' equity........................   150,545    165,182
                                                              --------   --------
          Total liabilities and shareholders' equity........  $532,577   $343,762
                                                              ========   ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 EMPLOYEE
                                                                   STOCK
                                                                 OWNERSHIP
                                         ADDITIONAL              PLAN LOAN    CURRENCY
                                COMMON    PAID-IN     RETAINED   GUARANTEE   TRANSLATION
                                STOCK     CAPITAL     EARNINGS    & OTHER    ADJUSTMENTS    TOTAL
                                ------   ----------   --------   ---------   -----------   --------
                                                          (IN THOUSANDS)
Balance, December 31, 1993, as
  previously reported.........   $180     $ 26,800    $ 15,620    $(2,878)     $   374     $ 40,096
Adjustments for poolings of
  interests...................      8          334       1,723         --         (182)       1,883
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1993....    188       27,134      17,343     (2,878)         192       41,979
Issuance of common stock......     21       36,175          --         --           --       36,196
Principal payments on ESOP
  loan........................     --           --          --        920           --          920
Non-equity dividend...........     --           --        (400)        --           --         (400)
Purchase of shares by pooled
  entity......................     --           --      (1,314)        --           --       (1,314)
Other equity transactions.....     --         (171)         (6)        --        1,140          963
Net income....................     --           --      10,671         --           --       10,671
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1994....    209       63,138      26,294     (1,958)       1,332       89,015
Issuance of common stock......     10       56,893          --         --           --       56,903
Principal payments on ESOP
  loan........................     --           --          --        401           --          401
Common stock issued for
  acquisitions................      4       11,799          31         --           --       11,834
Reduction of liability under
  stock option plan, net of
  tax.........................     --          693          --         --           --          693
Dividends paid by pooled
  entity......................     --           --      (9,162)        --           --       (9,162)
Non-equity dividend...........     --           --        (719)        --           --         (719)
Two-for-one stock split.......    107         (107)         --         --           --           --
Other equity transactions.....     --         (135)         --         --          284          149
Net income....................     --           --      16,068         --           --       16,068
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1995....    330      132,281      32,512     (1,557)       1,616      165,182
Common stock issued for
  acquisitions................      3          516         608         --           --        1,127
Issuance of common stock......      9        3,838          --         --           --        3,847
Principal payments on ESOP
  loan........................     --           --          --        420           --          420
Effect due to change in fiscal
  year of pooled company......     --           --         324         --           --          324
Recapitalization of pooled
  entity......................     --         (202)    (29,028)        --           --      (29,230)
Tax benefit from the exercise
  of non-qualified stock
  options.....................     --        2,920          --         --           --        2,920
Non-equity dividend...........     --           --      (1,785)        --           --       (1,785)
Other equity transactions.....     --           15          --         45       (1,202)      (1,142)
Net income....................     --           --       8,882         --           --        8,882
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1996....   $342     $139,368    $ 11,513    $(1,092)     $   414     $150,545
                                 ====     ========    ========    =======      =======     ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1996         1995         1994
                                                              --------      -------      -------
                                                                        (IN THOUSANDS)
Operating activities:
Net income..................................................  $  8,882      $16,068      $10,671
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    25,812       17,241       10,500
  Non-recurring transaction costs...........................    17,118           --           --
  Net gain on sale of property and equipment................      (134)        (172)        (847)
  Provision for deferred income tax expense (benefit).......       731        1,904         (591)
  Change in operating assets and liabilities:
    Accounts receivable and unbilled services...............   (68,525)     (36,201)     (14,767)
    Prepaid expenses and other current assets...............   (11,389)        (838)      (3,518)
    Accounts payable and accrued expenses...................    23,682       17,299       13,614
    Unearned income.........................................    42,460       20,013        4,113
    Income taxes payable and other current liabilities......     3,491          547          349
  Change in fiscal year of pooled entity....................    (9,378)          --           --
  Other.....................................................       (27)         (25)        (335)
                                                              --------      -------      -------
Net cash provided by operating activities...................    32,723       35,836       19,189
Investing activities:
  Proceeds from disposition of property and equipment.......     1,434        4,311        3,158
  Purchase of investments held to maturity..................   (95,939)          --           --
  Maturities of investments held to maturity................    43,345           --           --
  Purchase of investments available for sale................   (19,003)          --           --
  Proceeds from sale of investments available for sale......     8,936           --           --
  Acquisition of property and equipment.....................   (39,744)     (25,964)     (16,474)
  Acquisition of businesses, net of cash acquired...........   (35,109)     (16,571)      (1,357)
  Payment of non-recurring transaction costs................   (11,440)          --           --
  Change in fiscal year of pooled entity....................     2,606           --           --
  Other.....................................................        --         (108)         (33)
                                                              --------      -------      -------
Net cash used in investing activities.......................  (144,914)     (38,332)     (14,706)
Financing activities:
  Increase (decrease) in lines of credit, net...............     2,570        3,917         (609)
  Proceeds from issuance of debt............................   139,650          568        1,355
  Repayment of debt.........................................   (56,792)      (1,371)      (4,151)
  Principal payments on capital lease obligations...........    (9,516)      (6,621)      (2,932)
  Issuance of common stock..................................     3,678       56,746       35,426
  Issuance of debt for capitalization of pooled entity......    45,197           --           --
  Recapitalization of pooled entity.........................   (29,230)          --       (1,211)
  Non-equity dividend.......................................    (1,756)        (677)        (357)
  Dividend paid by pooled entity............................        --       (9,162)          --
  Change in fiscal year of pooled entity....................     1,399           --           --
  Other.....................................................      (249)      (6,047)         918
                                                              --------      -------      -------
Net cash provided by financing activities...................    94,951       37,353       28,439
Effect of foreign currency exchange rate changes on cash....       277         (100)         773
                                                              --------      -------      -------
(Decrease) increase in cash and cash equivalents............   (16,963)      34,757       33,695
Cash and cash equivalents at beginning of year..............    85,693       50,936       17,241
                                                              --------      -------      -------
Cash and cash equivalents at end of year....................  $ 68,730      $85,693      $50,936
                                                              ========      =======      =======
Supplemental Cash Flow Information:
  Interest paid.............................................  $  9,468      $ 2,660      $ 2,631
  Income taxes paid.........................................    12,781        9,819        5,205
Non-cash Investing and Financing Activities:
  Capitalized leases........................................    12,979       11,774        4,608
  Equity impact of mergers and acquisitions.................   (23,253)      11,803          687

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     The Company is a leading provider of comprehensive contract research and sales and marketing services to the worldwide pharmaceutical, biotechnology and medical device industries. Additionally, the Company supports the developing information needs of the broader healthcare industry by providing health economics and healthcare policy consulting and disease and health information management services.

  Principles of Consolidation

     The accompanying supplemental consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Prior to the Company's November 29, 1996 share exchange with Innovex, Innovex had a fiscal year end of March 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented for 1992 through 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Foreign Currencies

     Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. Gains and losses on foreign currency transactions are included in other income (expense).

  Revenue Recognition

     The Company recognizes net revenue from its contracts on a percentage-of-completion or per diem basis as work is performed. The Company's exposure to credit loss is equal to the outstanding accounts receivable and unbilled services balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. One client accounted for 11.5% of consolidated net revenue in 1996.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

  Unbilled Services and Unearned Income

     In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

  Reimbursed Costs

     Investigator payments are recognized as expense based upon patient enrollment over the life of the contract. Investigator payments are made based on predetermined contractual arrangements, which may differ from the recognition of the expense. Payments to investigators in excess of the expense recognized are classified as prepaid expenses, and recognized expenses in excess of amounts paid are classified as accrued expenses.

  Cash Equivalents and Investments

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company has excluded from cash and cash equivalents in the accompanying balance sheets cash held for clients for investigator payments in the amount of $4.6 million and $3.7 million at December 31, 1996 and 1995, respectively, that pursuant to agreements with these clients, remains the property of the clients.

     The Company's investments in debt and equity securities are classified as held-to-maturity and available for sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available for sale are measured at market value and net unrealized gains and losses are recorded as a separate component of stockholders' equity until realized. Any gains or losses on sales of investments are computed by specific identification.

  Property and Equipment

     Property and equipment are carried at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term ranging from three to 50 years.

  Intangible Assets

     Intangibles consist principally of the excess cost over the fair value of net assets acquired ("goodwill") and are being amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization totaled $10.5 million and $5.2 million at December 31, 1996 and 1995, respectively.

     The carrying values of intangible assets are reviewed if the facts and circumstances suggest impairment. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of cash flows.

  Long-Lived Assets

     The Company adopted Financial Accounting Standard Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement 121") in the first quarter of 1996. The adoption of Statement 121 had no material effect on the financial statements in 1996.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

  Net Income Per Share

     Net income per share has been computed using the weighted average number of common shares (including the common shares held by the Employee Stock Ownership
Plan) and common share equivalents outstanding during each period. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect. All share and per share data in the financial statements and notes thereto have been retroactively adjusted to give effect to the two-for-one stock split in November 1995 and to the pooling of interests combinations with BRI, Innovex, MAC, CVA and Clindepharm (see Note 3). For all periods presented, the difference between primary and fully diluted net income per common share is not significant.

  Income Taxes

     Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

  Research and Development Costs

     Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $2.3 million, $1.9 million and $1.7 million in 1996, 1995 and 1994, respectively.

  Foreign Currency Hedging

     The Company uses foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the client in another currency. The Company recognizes changes in value in income only when contracts are settled or options are exercised. There were no open foreign exchange contracts or options relating to service contracts at December 31, 1996.

  Recently Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FASB 128"), which is required to be adopted on December 31, 1997. At the time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and other common stock equivalents will be excluded. Under FASB 128, the basic earnings per share would have been $0.21, $0.50 and $0.36 for 1996, 1995 and 1994, respectively. The impact of FASB 128 on the calculation of dilutive earnings per share for 1996, 1995 and 1994 is not expected to be material.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter 1998 and will provide the financial statements disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report segment information

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998 resulting in additional segment disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

2. SHAREHOLDERS' EQUITY

     The Company is authorized to issue 25 million shares of preferred stock, $.01 per share par value. At December 31, 1996, 200 million common shares of $.01 par value were authorized.

     On November 26, 1996, the Company's shareholders approved an increase in the number of authorized shares of the Common Stock from 50,000,000 to 200,000,000.

     On July 25, 1996, the Board of Directors authorized an employee stock purchase plan for all eligible employees effective October 1, 1996. Under the plan, shares of the Company's Common Stock may be purchased at three month intervals at 85% of the lower of the fair market value on the first or the last day of each three month period. Employees may purchase shares having a value not exceeding the lesser of 15% of their gross compensation during an offering period or $25,000. During 1996, employees purchased 4,788 shares at $56.3125 per share. At December 31, 1996, 95,212 shares were reserved for future issuance.

     On April 3, 1996, in anticipation of a planned initial public offering, Innovex was recapitalized by the purchase of the entire issued share capital of Innovex Holdings Limited (the former holding company of the Innovex Group) from its shareholders in exchange for a combination of newly issued Ordinary Shares, Preferred Ordinary Shares (the "Preferred Shares"), loan notes and cash. In exchange for its holdings in Innovex Holdings Limited, the principal shareholder received 67,994,225 newly issued Ordinary Shares of Innovex Limited, approximately $26.0 million of loan notes and approximately $2.4 million of cash. In exchange for their respective holdings, certain investors received 14,285,720 newly issued Preferred Shares, and certain members of management received 4,637,080 Ordinary Shares. Pursuant to an investment agreement, Innovex also issued 28,533,345 additional preferred shares and created and issued 11 million 7.5% preference shares (the "Preference Shares") and approximately $10.7 million of loan stock. In connection with the Preference Shares, the Company paid $846,000 of non-equity dividends in 1996. Prior to the recapitalization, Innovex paid a dividend of $9.2 million to the principal shareholder and made a special pension contribution of $2.3 million. In connection with the Innovex merger, the Company has paid off $56.8 million of Innovex obligations.

     On October 4, 1995, the Company completed a stock offering of 3,500,000 shares of its Common Stock. Of the shares sold, 2,019,960 shares were sold by the Company and 1,480,040 shares by certain selling shareholders. The offering provided the Company with approximately $55.9 million, net of expenses.

     On October 16, 1995, the Board of Directors authorized a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. A total of 10,678,575 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $107,000 was reclassified from additional paid in capital to Common Stock. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of Common Stock have been restated to retroactively reflect the stock split.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

3. MERGERS AND ACQUISITIONS

     On June 11, 1997, the Company acquired 100% of the stock of MAC, a leading international strategic medical communications consultancy, for 565,697 shares of the Company's Common Stock. On July 2, 1997, the Company acquired CVA, a CRO that is a leader in stroke clinical trials, through an exchange of 100% of CVA's stock for 233,968 shares of the Company's Common Stock. On August 29, 1997, the Company acquired Clindepharm in exchange for 238,983 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and are included in the accompanying supplemental consolidated financial statements.

     The following are reconciliations of net revenue and net income available for common shareholders previously reported by the Company for the years ended December 31, 1996, 1995 and 1994, with the combined amounts currently presented in the financial statements for those years:

                                                         YEAR ENDED DECEMBER 31, 1996
                                           ---------------------------------------------------------
                                           HISTORICAL                                   SUPPLEMENTAL
             (IN THOUSANDS)                 COMPANY     MAC(1)    CVA     CLINDEPHARM   CONSOLIDATED
             --------------                ----------   ------   ------   -----------   ------------
Net revenue..............................    $537,608   $9,772   $4,546     $2,301        $554,227
Net income available for common
  shareholders...........................    $  4,365   $  857   $1,269     $  606        $  7,097

---------------

(1) Net revenue has been reduced by reimbursed costs of approximately $2.9 million to comply with the Company's revenue recognition policy. Prior years' net revenues have not been adjusted since amounts are considered immaterial.

                                                          YEAR ENDED DECEMBER 31, 1995
                                                  ---------------------------------------------
                                                  HISTORICAL                       SUPPLEMENTAL
                 (IN THOUSANDS)                    COMPANY       MAC       CVA     CONSOLIDATED
                 --------------                   ----------   -------   -------   ------------
Net revenue.....................................    $323,692   $11,163   $ 2,151     $337,006
Net income available for common shareholders....    $ 13,901   $ 1,100   $   348     $ 15,349

                                                           YEAR ENDED DECEMBER 31, 1994
                                                    -------------------------------------------
                                                    HISTORICAL                     SUPPLEMENTAL
                  (IN THOUSANDS)                     COMPANY      MAC      CVA     CONSOLIDATED
                  --------------                    ----------   ------   ------   ------------
Net revenue.......................................    $195,900   $9,588   $1,534     $207,022
Net income available for common shareholders......    $  9,047   $  996   $  228     $ 10,271

     On November 29, 1996, the Company acquired 100% of the outstanding stock of Innovex, an international contract pharmaceutical organization based in Marlow, United Kingdom, for 9,214,239 shares of the Company's Common Stock and the exchange of options to purchase 786,226 shares of the Company's Common Stock. On November 22, 1996, the Company acquired BRI, a global contract research organization, through an exchange of 100% of BRI's stock for 1,614,862 shares of the Company's Common Stock. Related to the Innovex and BRI transactions, the Company recognized approximately $17.1 million in non-recurring transaction costs and approximately $10.7 million in non-recurring restructuring costs. These transactions were accounted for by the pooling of interests method and were previously included in the Company's historical consolidated financial statements.

     On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting company, for approximately $30 million in cash. The Company recorded approximately $20 million related to the excess cost over the fair value of net assets acquired. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     In addition to the above mergers and acquisitions, the Company has completed other mergers and acquisitions all of which are immaterial to the financial statements.

4. CREDIT ARRANGEMENTS AND OBLIGATIONS

     On May 23, 1996, the Company completed a private placement of $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. Net proceeds to the Company amounted to approximately $139.7 million. The Notes are convertible into 1,737,160 shares of Common Stock, at the option of the holder, at a conversion price of $82.75 per share, subject to adjustment under certain circumstances, at any time after August 21, 1996. The Notes are redeemable, at the option of the Company, beginning May 31, 1999. Interest is payable on the notes semi-annually on May 31 and November 30 each year.

     The Company has a L15.0 million (approximately $24.1 million) line of credit which is guaranteed by the Company's United Kingdom subsidiaries. Interest is charged at the bank's base rate (6.0% at December 31, 1996), plus 1.25%, with a minimum of 5.75%. The line of credit had an outstanding balance of $6.6 million and $160,000 at December 31, 1996 and 1995, respectively.

     The Company has a L5.0 million (approximately $8.0 million) line of credit with a second U.K. bank. The line of credit is charged interest at the bank's published base rate (6.0% at December 31, 1996) plus 1.5%. The line of credit had an outstanding balance of $2.4 million and $5.9 million at December 31, 1996 and 1995, respectively.

     In March, 1995, Quintiles Scotland Limited, a wholly-owned subsidiary of the Company, acquired assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, a member of the Roche group based in Basel, Switzerland for a purchase commitment valued at L13.0 million (approximately $21.8 million), with payment due in December 1999. As of December 31, 1996, the Company has committed to purchasing approximately L600,000 (approximately $852,000) under foreign exchange contracts. The Company is obligated to purchase up to an additional L8.6 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between
1.5499 and 1.6800.

     Long-term debt and obligation consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1996      1995
                                                              --------   -------
4.25% Convertible Subordinated Notes due 2000...............  $143,750   $    --
Employee Stock Ownership Plan notes payable, due 1997.......     1,138     1,556
Other notes payable.........................................     1,953     9,459
Loan stock at 10% (15.1% effective interest rate)...........        --    10,715
Long-term obligation........................................    21,823    19,514
                                                              --------   -------
                                                               168,664    41,244
          Less: current portion.............................     1,897     8,021
                unamortized issuance costs..................     3,482        --
                                                              --------   -------
                                                              $163,285   $33,223
                                                              ========   =======

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     Maturities of long-term debt and obligation at December 31, 1996 are as follows (in thousands):

1997........................................................  $  1,897
1998........................................................       697
1999........................................................    22,161
2000........................................................   143,854
2001........................................................        55
                                                              --------
                                                              $168,664
                                                              ========

5. INVESTMENTS

     The following is a summary as of December 31, 1996 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED   MARKET
HELD-TO-MATURITY SECURITIES:                    COST        GAINS        LOSSES      VALUE
----------------------------                  ---------   ----------   ----------   -------
U.S. Government Securities --
  Maturing in one year or less..............   $ 5,707     $    --      $    --     $ 5,707
  Maturing between one and three years......     9,951          --           --       9,951
State and Municipal Securities --
  Maturing in one year or less..............    22,327          --           --      22,327
  Maturing between one and three years......     5,065          --           --       5,065
Other.......................................     8,564          --           --       8,564
                                               -------     -------      -------     -------
                                               $51,614     $    --      $    --     $51,614
                                               =======     =======      =======     =======

                                                           GROSS        GROSS
                                                         UNREALIZED   UNREALIZED   MARKET
AVAILABLE-FOR-SALE SECURITIES:                  COST       GAINS        LOSSES      VALUE
------------------------------                 -------   ----------   ----------   -------
U.S. Government Securities -- Maturing
  between one and three years................  $10,008      $59          $--       $10,067
Money Funds..................................    1,019        6           --         1,025
                                               -------      ---          ---       -------
                                               $11,027      $65          $--       $11,092
                                               =======      ===          ===       =======

     Differences between cost and market of $65,000 (less deferred taxes of $20,190) were credited to shareholders' equity.

6. ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

     Accounts receivable consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Trade:
  Billed....................................................  $121,803   $ 65,219
  Unbilled services.........................................    52,772     35,610
                                                              --------   --------
                                                               174,575    100,829
Other.......................................................    10,759      7,450
Allowance for doubtful accounts.............................    (2,046)      (754)
                                                              --------   --------
                                                              $183,288   $107,525
                                                              ========   ========

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The Company provides professional services involved in the development, testing, approval, sale and marketing of new drugs. Substantially all of the Company's accounts receivable are due from companies in the pharmaceutical and biotechnology industries located in the Americas and Europe. The percentage of accounts receivable and unbilled services by region is as follows:

                                                              DECEMBER 31,
                                                              -------------
REGION                                                        1996    1995
------                                                        -----   -----
Americas....................................................    45%     40%
Europe......................................................    53      58
Asia-Pacific and Africa.....................................     2       2
                                                               ---     ---
                                                               100%    100%
                                                               ===     ===

7. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Compensation and payroll taxes..............................  $22,621    $16,269
Transaction and restructuring costs.........................   16,047         --
Other.......................................................   15,724     19,625
                                                              -------    -------
                                                              $54,392    $35,894
                                                              =======    =======

8. LEASES

     The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2049 with options to cancel certain leases at five-year increments. Some leases contain renewal options. Annual rental expenses under these agreements were approximately $21.0 million, $10.4 million and $7.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with depreciation and amortization expense and accumulated depreciation in the accompanying financial statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1997........................................................  $13,086     $23,598
1998........................................................    5,733      20,785
1999........................................................       62      13,720
2000........................................................        4       8,013
2001........................................................        4       4,860
Thereafter..................................................       --      18,663
                                                              -------     -------
Total minimum lease payments................................   18,889     $89,639
                                                                          =======
Amounts representing interest...............................    1,608
                                                              -------
Present value of net minimum payments.......................   17,281
Current portion.............................................   11,816
                                                              -------
Long-term capital lease obligations.........................  $ 5,465
                                                              =======

9. INCOME TAXES

     The U.S.-based and U.K.-based subsidiaries file consolidated tax returns in the U.S. and U.K., respectively. The other foreign subsidiaries are taxed separately under the laws of their respective countries. Income before income taxes from foreign operations was approximately $24 million, $11 million and $7 million for the years 1996, 1995 and 1994, respectively.

     The components of income tax expense are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996      1995     1994
                                                            -------   ------   ------
Current:
  Federal.................................................  $ 5,185   $4,313   $3,170
  State...................................................    1,735      856      724
  Foreign.................................................    5,839    2,345    2,065
                                                            -------   ------   ------
                                                             12,759    7,514    5,959
Deferred expense (benefit):
  Federal.................................................     (682)     598     (854)
  Foreign.................................................    1,938    1,181      269
                                                            -------   ------   ------
                                                            $14,015   $9,293   $5,374
                                                            =======   ======   ======

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The Company's consolidated effective tax rate differed from the statutory rate as set forth below (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996      1995     1994
                                                            -------   ------   ------
Federal taxes at statutory rate...........................  $ 7,992   $8,636   $5,489
State and local income taxes net of federal benefit.......    1,040      653      499
Non-deductible transaction costs..........................    4,761       --       --
Foreign earnings taxed at different rates.................     (191)     (14)    (139)
Foreign losses for which no benefit has been recognized...       --      646      404
Utilization of net operating loss carryforwards...........       --   (1,520)  (1,244)
Other.....................................................      413      892      365
                                                            -------   ------   ------
                                                            $14,015   $9,293   $5,374
                                                            =======   ======   ======

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $23 million at December 31, 1996. Those earnings are considered to be indefinitely reinvested, and accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Deferred tax liabilities:
  Depreciation and amortization.............................  $16,359   $ 6,945
  Prepaid expenses..........................................    1,034       573
  Other.....................................................      213       560
                                                              -------   -------
Total deferred tax liabilities..............................   17,606     8,078
Deferred tax assets:
  Net operating loss carryforwards..........................    7,028     5,745
  Accrued expenses and unearned income......................    5,345       928
  Benefit plans.............................................      675     2,512
  Non-deductible transaction costs..........................    2,206        --
  Other.....................................................    2,445       866
                                                              -------   -------
Total deferred tax assets...................................   17,699    10,051
Valuation allowance for deferred tax assets.................   (4,840)   (5,464)
                                                              -------   -------
Net deferred tax assets.....................................   12,859     4,587
                                                              -------   -------
Net deferred tax liabilities................................  $ 4,747   $ 3,491
                                                              =======   =======

     The decrease in the Company's valuation allowance for deferred tax assets from $5,464,000 at December 31, 1995 to $4,840,000 at December 31, 1996 is
primarily due to the net operating losses utilized in 1996 which had been fully reserved in prior years.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The Company's deferred income tax expense (benefit) results from the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1996      1995    1994
                                                             -------   ------   -----
Excess (deficiency) of tax over financial reporting:
  Depreciation and amortization............................  $ 9,414   $1,681   $ 793
  Net operating loss carryforwards.........................   (1,907)   1,025    (550)
  Accrued expenses and unearned income.....................   (4,417)     110    (374)
  Benefit plans............................................       --     (656)     --
  Other items, net.........................................   (1,834)    (381)   (454)
                                                             -------   ------   -----
                                                             $ 1,256   $1,779   $(585)
                                                             =======   ======   =====

     The U.K. subsidiaries qualify for Scientific Research Allowances (SRAs) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For 1996, 1995 and 1994, these allowances were $11 million, $6 million and $3 million, respectively, which helped to generate net operating loss carryforwards of $3 million to be used to offset taxable income in that country. Assuming the U.K. subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred tax liability relating to the U.K. subsidiaries may be deferred indefinitely. Quintiles Transnational has state net operating loss carryforwards of approximately $10 million which begin to expire in 2001. Innovex has German net operating loss carryforwards that do not expire of $10 million to be used to offset taxable income in that country. In addition, Innovex, Inc. has U.S. net operating loss carryforwards of approximately $5 million which will expire beginning 2005.

10. EMPLOYEE BENEFIT PLANS

     The Company has numerous employee benefit plans for which contributions are discretionary. Plans exist in the United States, Germany, the United Kingdom, Ireland, Belgium, France, and Australia which cover substantially all eligible employees in those countries. Plans include Approved Profit Sharing Schemes in Great Britain and Ireland which are funded with Company stock, a defined contribution plan funded by Company stock in Belgium and Australia, defined contribution plans in Great Britain, a profit sharing scheme in France, and defined benefit plans in Great Britain and Germany. The defined benefit plan in Germany is an unfunded plan which is provided for in the balance sheet.

     The Company has two leveraged Employee Stock Ownership Plans ("ESOPs") which provide benefits to eligible employees. Contributions and related compensation expenses for these plans totaled $585,000, $734,000, and $174,000 in 1996, 1995 and 1994, respectively. Interest paid by the Company on the ESOP loan was approximately $130,000, $157,000, and $179,000 for 1996, 1995, and
1994, respectively. Shares allocated to participants totaled 938,000 at December 31, 1996. Unallocated shares totaled 178,000 as of December 31, 1996 with a fair market value of $11,820,000.

     The Company has two employee savings and investment plans (401(k) Plans) available to all eligible employees meeting certain specified criteria. The Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the years ended December 31, 1996, 1995 and 1994, the Company expensed $539,000, $177,000 and $0, respectively as matching contributions.

     On July 25, 1996, the Company's Board of Directors adopted the Quintiles Transnational Corp. Employee Stock Purchase Plan (the "Purchase Plan") which is intended to provide eligible employees an opportunity to acquire the Company's Common Stock. Participating employees have the option to purchase shares at 85% of the lower of the closing price per share of Common Stock on the first or last day of the calendar quarter. The Purchase Plan is intended to qualify as an "employee stock purchase

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 100,000 shares of Common Stock for issuance under the Purchase Plan. As of December 31, 1996, 4,788 shares were purchased under the Purchase Plan at a cost of $56.3125 per share.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company has stock option plans to provide incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock. The Board of Directors determines the option price (not to be less than fair market value of incentive options) at the date of grant. The majority of options, granted under the Executive Compensation Plan, typically vest 25% per year over four years, and expire ten years from the date of grant. Other options including options granted and exchanged as a result of acquisitions have various vesting schedules and expiration periods.

     Information with respect to the consolidated option plans is as follows:

                                                                       WEIGHTED AVERAGE
                                                            NUMBER      EXERCISE PRICE
                                                           ---------   ----------------
Options outstanding January 1, 1994......................    687,861        $ 5.56
  Granted................................................    289,647         12.16
  Exercised..............................................     (9,666)         3.37
  Canceled...............................................    (86,477)         6.42
                                                           ---------
Outstanding at December 31, 1994.........................    881,365          7.83
  Granted................................................    581,238         26.85
  Exercised..............................................   (155,870)         5.15
  Canceled...............................................    (19,580)        10.33
                                                           ---------
Outstanding at December 31, 1995.........................  1,287,153         16.17
  Granted................................................  2,073,284         68.54
  Exercised..............................................   (667,418)         4.98
  Canceled...............................................   (208,132)        71.84
                                                           ---------
Outstanding at December 31, 1996.........................  2,484,887        $31.03
                                                           =========

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6%; dividend yields of 0%; volatility factors of the expected market price of the Company's Common Stock of 0.4; and an average expected life of the option of one year from the date of vesting.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     For options outstanding and exercisable at December 31, 1996 the following number of options, range of exercise prices, weighted average exercise prices and weighted average contractual lives existed:

                       OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
------------------------------------------------------------------   ----------------------------
NUMBER OF                      WEIGHTED AVERAGE   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
 OPTIONS     EXERCISE PRICE     EXERCISE PRICE    CONTRACTUAL LIFE    OPTIONS     EXERCISE PRICE
---------   ----------------   ----------------   ----------------   ---------   ----------------
  254,255   $0.015 - $2.07          $ 1.39              6.2            230,907        $ 1.33
  288,770   $2.615 - $6.45            5.22              4.5            262,106          5.20
  331,914   $8.635 - $12.625          9.63              6.1            308,572          9.61
  389,556   $13.24 - $19.00          16.08              7.1            245,056         14.48
  167,081   $21.375 - $31.50         28.75              8.8             65,688         28.77
  512,641   $41.00 - $61.31          48.82              8.6             48,144         41.15
  480,920   $62.50 - $66.25          65.86              8.0            107,022         65.65
   59,750   $68.50 - $77.00          75.24              6.7             14,711         77.00
---------                                                            ---------
2,484,887                           $30.89              7.1          1,282,206        $15.73
=========                                                            =========

     The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are transferable. In addition, the option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The grant date Black-Scholes value of the options for 1996 was $10,239,100. Of this amount, $6,484,100 relates to options issued and exchanged to employees of acquired companies. The remaining $3,755,000 relates to Quintiles options, representing 6.5% of operating income. The Black-Scholes value of the options for 1995 was $753,600 which includes $100,000 relating to acquired companies.

     The Company's pro forma information follows (in thousands except for (loss) earnings per share information):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Net income available for common shareholders................  $ 7,097   $15,349
Pro forma (loss) net income available for common
  shareholders..............................................   (3,142)   14,595
Pro forma (loss) earnings per share.........................  $ (0.09)  $  0.46

     The effects on net income available for common shareholders and earnings per share are not likely to be representative of the effects on reported net income for future years since 1995 reflects expense for only one year's vesting.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

11. OPERATIONS

     The following table presents the Company's operations by geographical location (in thousands):

                                                        1996       1995       1994
                                                      --------   --------   --------
Net revenue:
  Americas..........................................  $240,118   $134,350   $ 85,765
  Europe............................................   299,097    195,669    118,056
  Asia-Pacific and Africa...........................    15,012      6,987      3,201
                                                      --------   --------   --------
                                                      $554,227   $337,006   $207,022
                                                      ========   ========   ========
Income (loss) from operations:
  Americas..........................................  $ 17,158   $ 12,469   $  7,392
  Europe............................................    24,371     14,515      9,969
  Asia-Pacific and Africa...........................       907       (440)      (323)
                                                      --------   --------   --------
                                                      $ 42,436   $ 26,544   $ 17,038
                                                      ========   ========   ========
Identifiable assets:
  Americas..........................................  $270,770   $154,273   $ 97,877
  Europe............................................   249,349    184,313    102,039
  Asia-Pacific and Africa...........................    12,458      5,176      2,279
                                                      --------   --------   --------
                                                      $532,577   $343,762   $202,195
                                                      ========   ========   ========

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

12. PRO FORMA QUARTERLY FINANCIAL DATA (UNAUDITED)

     Prior to the Innovex merger, Innovex had a March 31 fiscal year. The pro forma unaudited quarterly financial data presented below reflect the financial results of the combined companies on a calendar year basis including nonrecurring costs. The non-recurring costs consist of transaction and restructuring costs of $27.8 million in the fourth quarter of 1996 and $4.7 million of one-time restructuring costs and special pension contribution in the first quarter of 1996. The Company's Supplemental Consolidated Statements of Income contained herein reports financial results on a fiscal year basis (which includes Innovex results for the quarter ended March 31, 1996 in both 1995 and 1996 fiscal years). The following pro forma quarterly financial information reflects actual calendar quarter results of operations (in thousands, except for per share data and stock prices):

                                               YEAR ENDED DECEMBER 31, 1996
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $      113,813   $      131,328   $      141,916   $      167,170
Income from operations.....           7,979           12,900           14,659            6,898
Net income (loss) available
  for common
  shareholders.............           4,798            7,551            8,562          (13,814)
Earnings (loss) per
  share....................  $         0.14   $         0.22   $         0.24   $        (0.41)
Range of stock prices......  $37.000-69.250   $56.500-82.000   $52.500-83.250   $58.250-83.250

                                               YEAR ENDED DECEMBER 31, 1995
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $       65,735   $       75,792   $       81,798   $       92,798
Income from operations.....           6,804            5,832            6,673            9,436
Net income available for
  common shareholders......           4,542            2,995            3,971            6,086
Earnings per share.........  $         0.15   $         0.10   $         0.13   $         0.18
Range of stock prices......  $14.500-19.438   $17.250-24.125   $22.000-32.125   $26.250-46.000

     The following pro forma quarterly financial information reflects actual calendar quarter results of operations excluding non-recurring costs (in thousands):

                                               YEAR ENDED DECEMBER 31, 1996
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $      113,813   $      131,328   $      141,916   $      167,170
Income from operations.....          12,681           12,900           14,659           17,627
Net income available for
  common shareholders......  $        8,386   $        7,551   $        8,562   $       10,354

                                               YEAR ENDED DECEMBER 31, 1995
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $       65,735   $       75,792   $       81,798   $       92,798
Income from operations.....           6,804            5,832            6,673            9,436
Net income available for
  common shareholders......  $        4,542   $        2,995   $        3,971   $        6,086

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

            CONDENSED SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                                    JUNE 30,                JUNE 30,
                                              --------------------    --------------------
                                                1997        1996        1997        1996
                                              --------    --------    --------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.................................  $194,180    $131,328    $374,065    $245,141
Costs and expenses:
  Direct....................................   100,654      64,494     192,689     122,599
  General and administrative................    63,622      48,125     124,483      85,740
  Depreciation and amortization ............     8,793       5,809      16,851      11,221
  Non-recurring:
     Restructuring..........................        --          --          --       2,373
     Special pension contribution...........        --          --          --       2,329
                                              --------    --------    --------    --------
Total costs and expenses....................   173,069     118,428     334,023     224,262
                                              --------    --------    --------    --------
Income from operations......................    21,111      12,900      40,042      20,879
Other expense, net..........................      (333)       (848)     (1,056)       (528)
                                              --------    --------    --------    --------
Income before income taxes..................    20,778      12,052      38,986      20,351
Income taxes................................     7,915       3,974      14,644       7,264
                                              --------    --------    --------    --------
Net income..................................    12,863       8,078      24,342      13,087
Non-equity dividend.........................        --        (527)         --        (738)
                                              --------    --------    --------    --------
Net income available for common
  shareholders..............................  $ 12,863    $  7,551    $ 24,342    $ 12,349
                                              ========    ========    ========    ========
Net income per share........................  $   0.35    $   0.22    $   0.67    $   0.35
                                              ========    ========    ========    ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

               CONDENSED SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,    DECEMBER 31,
                                                                1997          1996
                                                              --------    ------------
                                                              (UNAUDITED)   (NOTE 1)
                                                                   (IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $106,065      $ 68,730
  Accounts receivable and unbilled services.................   209,015       183,288
  Investments...............................................    29,297        37,623
  Other.....................................................    22,946        12,868
                                                              --------      --------
         Total current assets...............................   367,323       302,509
Property and equipment......................................   223,761       180,523
Less accumulated depreciation...............................    69,632        55,289
                                                              --------      --------
                                                               154,129       125,234
Non-current assets:
  Investments...............................................    39,099        25,083
  Intangibles...............................................    73,723        68,595
  Deferred income taxes.....................................    62,460            --
  Deposits and other........................................    11,832        11,156
                                                              --------      --------
         Total non-current assets...........................   187,114       104,834
                                                              --------      --------
         Total assets.......................................  $708,566      $532,577
                                                              ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    91,884        90,466
  Credit arrangements, current..............................    14,611        22,761
  Unearned income...........................................    91,364        78,962
  Income taxes and other....................................    16,807        11,010
                                                              --------      --------
         Total current liabilities..........................   214,666       203,199
Long-term liabilities:
  Credit arrangements, less current portion.................   148,769       146,927
  Long-term obligation......................................    21,525        21,823
  Deferred income taxes and other...........................     4,670        10,083
                                                              --------      --------
                                                               174,964       178,833
                                                              --------      --------
         Total liabilities..................................   389,630       382,032
Shareholders' equity:
  Common stock and additional paid-in capital, 36,341,454
    and 34,188,610 shares issued and outstanding at June 30,
    1997 and December 31, 1996, respectively ...............   295,106       139,710
  Retained earnings.........................................    30,180        11,513
  Other equity..............................................    (6,350)         (678)
                                                              --------      --------
         Total shareholders' equity.........................   318,936       150,545
                                                              --------      --------
         Total liabilities and shareholders' equity.........  $708,566      $532,577
                                                              ========      ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

          CONDENSED SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 24,342   $ 13,087
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    16,851     11,221
  Change in operating assets and liabilities................   (15,891)   (13,440)
  Other.....................................................    (3,422)       (50)
  Change in fiscal year of pooled entity....................      (581)    (9,378)
                                                              --------   --------
Net cash provided by operating activities...................    21,299      1,440
INVESTING ACTIVITIES
Proceeds from disposition of property and equipment.........       626         34
Acquisition of businesses, net of cash acquired.............    (3,504)   (30,434)
Acquisition of property and equipment.......................   (38,930)   (16,987)
Security investments, net...................................    (5,575)   (46,132)
Payment of non-recurring transaction costs..................    (5,648)        --
Change in fiscal year of pooled entity......................       (17)     2,606
                                                              --------   --------
Net cash used in investing activities.......................   (53,048)   (90,913)
FINANCING ACTIVITIES
Proceeds from borrowings and line of credit.................     5,938    141,137
Principal payments on credit arrangements...................   (22,740)    (4,731)
Issuance of debt for capitalization of pooled entity........        --     45,197
Recapitalization of pooled entity...........................        --    (29,230)
Proceeds from issuance of common stock......................    93,304      1,475
Stock issuance costs........................................    (4,548)       (78)
Non-equity dividend.........................................    (1,563)        --
Other.......................................................        --       (218)
Change in fiscal year of pooled entity......................        57      1,398
                                                              --------   --------
Net cash provided by financing activities...................    70,448    154,950
Effect of foreign currency exchange rate changes on cash....    (1,364)      (402)
                                                              --------   --------
Increase in cash and cash equivalents.......................    37,335     65,075
Cash and cash equivalents at beginning of period............    68,730     85,693
                                                              --------   --------
Cash and cash equivalents at end of period..................  $106,065   $150,768
                                                              ========   ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

       NOTES TO CONDENSED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1997

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the supplemental consolidated financial statements included herein.

     The balance sheet at December 31, 1996 has been derived from the audited financial statements of the Company. The balance sheet does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

     Net income per share is based on the weighted average number of shares of common stock outstanding during each period. Weighted average shares outstanding for the three and six month periods ended June 30 were as follows:

                                                            WEIGHTED AVERAGE SHARES
                                                                  OUTSTANDING
                                                            ------------------------
                                                               1997          1996
                                                            ----------    ----------
Three months ended June 30................................  37,030,377    34,969,557
Six months ended June 30..................................  36,485,459    34,914,138

2. MERGERS

     On August 29, 1997, the Company acquired Rapid Deployment Services and its affiliated companies ("RDS"), South Africa's leading contract sales organization, in exchange for 60,834 shares of the Company's Common Stock. The acquisition has been accounted for as a pooling of interests, and as such, all condensed supplemental consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of RDS. Since the financial data of RDS prior to January 1, 1997 have no material impact on the consolidated financial data previously reported by the Company, the consolidated supplemental financial data presented for periods prior to January 1, 1997 have not been restated to include the historical financial data of RDS.

     On August 29, 1997, the Company acquired Clindepharm, International (Pty) Limited ("Clindepharm") in exchange for 238,983 shares of the Company's Common Stock. The acquisition has been accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Clindepharm since its inception in 1996.

     On August 29, 1997, the Company acquired 100% of the capital stock of Intelligent Imaging, Inc. ("Intelligent Imaging") in exchange for 85,940 shares of the Company's Common Stock. The transaction has been accounted for as a pooling of interests, and as such, all condensed consolidated supplemental financial data for periods subsequent to January 1, 1997 have been restated to include the results of Intelligent Imaging. Since the financial data of Intelligent Imaging prior to January 1, 1997 have no material effect on the consolidated financial data previously reported by the Company, the consolidated supplemental financial data presented for periods prior to January 1, 1997 have not been restated to include the historical financial data of Intelligent Imaging.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

     On July 2, 1997, the Company acquired CerebroVascular Advances, Inc. ("CVA"), a CRO based in San Antonio, Texas that is a leader in stroke clinical trials. The Company exchanged 233,968 shares of its Common Stock for all of CVA's outstanding shares of capital stock and exchanged options exercisable for 17,019 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company has restated all historical financial data to include the historical financial data of CVA.

     On June 11, 1997, the Company acquired MAC, a leading international strategic medical communications consultancy. The Company acquired all of the stock of MAC for 565,697 shares of the Company's Common Stock. The Company also granted stock options for 62,850 shares of the Company's Common Stock. The acquisition has been accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of MAC.

     On June 2, 1997, the Company acquired Butler Communications Inc. ("Butler") and its affiliated companies, including Butler Clinical Recruitment, Inc., which specialize in communication programs to accelerate the recruitment of patients for clinical trials. The Company acquired the Butler businesses in exchange for 214,305 shares of the Company's Common Stock. In addition, the Company assumed approximately $2.8 million in existing Butler debt. The acquisition has been accounted for as a pooling of interests, and as such, all consolidated supplemental financial data for periods subsequent to January 1, 1997 have been restated to include the results of Butler. Since the financial data of Butler prior to January 1, 1997 have no material impact on the consolidated financial data previously reported by the Company, the consolidated supplemental financial data presented for periods prior to January 1, 1997 have not been restated to include the historical financial data of Butler.

     Reconciliation of results of operations previously reported by the separate entities prior to the mergers and as restated for the combined company follows (in thousands, except per share data):

                                     HISTORICAL                                  SUPPLEMENTAL
                                      COMPANY      CVA     CLINDEPHARM   OTHER   CONSOLIDATED
                                     ----------   ------   -----------   -----   ------------
For the three months ended June 30,
  1997:
Net revenue........................   $190,545    $1,459     $1,226      $950      $194,180
Net income (loss) available to
  common shareholders..............     12,225       272        382       (16)       12,863
Net income per share...............   $   0.34                                     $   0.35

                           HISTORICAL                                            SUPPLEMENTAL
                            COMPANY      MAC      CVA     CLINDEPHARM   OTHER    CONSOLIDATED
                           ----------   ------   ------   -----------   ------   ------------
For the six months ended
  June 30, 1997:
Net revenue..............   $352,581    $7,151   $2,381     $2,326      $9,626     $374,065
Net income available to
  shareholders...........     21,385*    1,294      331        694         638       24,342
Net income per share.....   $   0.61*                                              $   0.67

---------------

* Includes approximately $800,000 of acquisition costs which are non-deductible for tax purposes. Excluding these costs, the net income per share would have been $0.63.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

                                   HISTORICAL                                   SUPPLEMENTAL
                                    COMPANY      MAC      CVA     CLINDEPHARM   CONSOLIDATED
                                   ----------   ------   ------   -----------   ------------
For the three months ended June
  30, 1996:
Net revenue......................    $127,416   $2,217   $1,256      $439         $131,328
Net income available to common
  shareholders...................       6,884      111      440       116            7,551
Net income per share.............    $   0.20                                     $   0.22

For the six months ended June 30,
  1996:
Net revenue......................    $238,008   $4,417   $2,277      $439         $245,141
Net income available to common
  shareholders...................      11,320      220      693       116           12,349
Net income per share.............    $   0.33                                     $   0.35

3. SIGNIFICANT CUSTOMER

     No customer accounted for greater than 10% of consolidated net revenue for the three and six months ended June 30, 1997. One customer accounted for 11.9% and 12.2% of consolidated net revenue for the three and six months ended June 30, 1996, respectively.

4. SHAREHOLDERS' EQUITY

     On March 12, 1997, the Company closed a public offering of 5,520,000 shares of Common Stock at a price to the public of $62.875 per share. Of the 5,520,000 shares sold, 1,415,000 shares were sold by the Company. Net proceeds to the Company, which exclude underwriting discounts and offering expenses, amounted to approximately $84.6 million.

5. INCOME TAXES

     In the first quarter of 1997, the Company recorded an estimate of the deferred tax asset related to tax basis goodwill created by the Innovex acquisition, which is amortizable for U.S. tax purposes starting January 1, 1997. The gross amount of this deferred tax asset is estimated to be $99.5 million, for which a valuation allowance of $36.8 million was recorded to reflect possible limitations in the use of these tax benefits. A corresponding $62.7 million increase in additional paid in capital was recorded in accordance with generally accepted accounting principles.

6. RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" ("FASB 128"), which is required to be adopted in December 1997. Upon adoption, the Company will be required to change its method of computing, presenting and disclosing earnings per share information, as well as, restating all prior periods presented. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in basic earnings per share for the three and six months ended June 30, 1997 and 1996. Under FASB 128, the primary earnings per share would have been $0.35 and $0.23 for the three months ended June 30, 1997 and 1996, respectively and $0.68 and $0.37 for the six months ended June 30, 1997 and 1996, respectively. The impact of FASB 128 on the calculation of fully diluted earnings per share for these periods is not expected to be material.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

     In June 1997, FASB issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter of 1998 and will provide the financial statements disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     In June 1997, FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998 resulting in additional segment disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results from operations.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

     Exhibit
     Number              Description of Exhibit
     -------             ----------------------

     23.01               Consent of Ernst & Young LLP

     23.02               Consent of Coopers & Lybrand L.L.P.

     23.03               Consent of KPMG

     27.01               Restated Financial Data Schedule (for SEC use only)

     27.02               Restated Financial Data Schedule (for SEC use only)

     27.03               Restated Financial Data Schedule (for SEC use only)

     27.04               Restated Financial Data Schedule (for SEC use only)

     27.05               Restated Financial Data Schedule (for SEC use only)

     99.01               Report of Coopers & Lybrand L.L.P.

     99.02               Report of KPMG

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 QUINTILES TRANSNATIONAL CORP.


                                 By:  /s/ Rachel R. Selisker
                                      ------------------------
Dated: October 17, 1997               Rachel R. Selisker
                                      Chief Financial Officer and Executive Vice
                                      President Finance

                                EXHIBIT INDEX


Exhibit
Number              Description of Exhibit
-------             ----------------------

23.01               Consent of Ernst & Young LLP

23.02               Consent of Coopers & Lybrand L.L.P.

23.03               Consent of KPMG

27.01               Restated Financial Data Schedule (for SEC use only)

27.02               Restated Financial Data Schedule (for SEC use only)

27.03               Restated Financial Data Schedule (for SEC use only)

27.04               Restated Financial Data Schedule (for SEC use only)

27.05               Restated Financial Data Schedule (for SEC use only)

99.01               Report of Coopers & Lybrand L.L.P.

99.02               Report of KPMG